Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Blade Air Mobility, Inc. on Form S-1 (File No. 333-256640) and Form S-8 (File No. 333-257921) of our report dated December 20, 2021, with respect to our audits of the consolidated financial statements of Blade Air Mobility, Inc. as of September 30, 2021 and 2020 and for each of the three years in the period ended September 30, 2021, which report is included in this Annual Report on Form 10-K of Blade Air Mobility, Inc. for the year ended September 30, 2021.

/s/ Marcum LLP

Marcum LLP Houston, TX December 20, 2021

https://www.sec.gov/Archives/edgar/data/1779128/000110465921008979/tm213581d3_ex23-2.htm[11/30/2021 4:01:47 PM]